Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2024 (except Note 14, as to which the date is August 9, 2024), with respect to the financial statements of Pieris Pharmaceuticals, Inc. included in the Proxy Statement of Pieris Pharmaceuticals, Inc. that is made a part of Amendment No. 2 to the Registration Statement (Form S-4 No. 333-281459) and Prospectus of Pieris Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 15, 2024